Exhibit 99.1

FOR IMMEDIATE RELEASE:

Bank7 Corp. Named Successful Bidder in the Auction for a Controlling Interest in Century Financial Services Corporation

OKLAHOMA CITY, September 3, 2026 /PRNewswire/ -- Bank7 Corp. (NASDAQ: BSVN) (the “Company”), the parent company of Oklahoma City-based Bank7, today announced that it has been named the successful bidder at an auction to acquire an approximately 71% controlling ownership interest in Century Financial Services Corporation (“Century”), the Santa Fe, New Mexico-based bank holding company for Century Bank. The purchase price for the shares is $91 million, inclusive of a break up credit of approximately $2 million, resulting in a net cash purchase price of approximately $89 million.

As previously disclosed, the shares are being sold by a court-appointed receiver through a court-supervised sale process in the receivership proceeding captioned KS StateBank Corporation v. Peters, et al., pending in the U.S. District Court for the District of Arizona.

Completion of the transaction is still subject to the receipt of all required bank regulatory approvals and the satisfaction of customary closing conditions. The transaction is expected to close in the fourth quarter.

Founded in 1887, Century Bank operates nine branches across New Mexico, complemented by two loan production offices in Texas. As of June 30, 2026, Century Bank reported total assets of $1.36 billion, total deposits of $1.23 billion, and gross loans of $845 million. Upon completion, the transaction would create a combined Southwest banking organization with approximately $3.4 billion in total assets.

“We are looking forward to completing this transaction and working closely with the employees, customers, and communities served by Century,” said Thomas L. Travis, President and CEO of the Company.

About Bank7 Corp.

We are Bank7 Corp., a bank holding company headquartered in Oklahoma City, Oklahoma. Through our wholly-owned subsidiary, Bank7, we operate twelve locations in Oklahoma, the Dallas/Fort Worth, Texas metropolitan area and Kansas. We are focused on serving business owners and entrepreneurs by delivering fast, consistent and well-designed loan and deposit products to meet their financing needs.

Forward-Looking Statements

This press release and oral statements made regarding the subject of this press release contain forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of a controlling interest in Century, the expected terms, timing, and benefits of the transaction, and the anticipated financial and strategic impact on the combined organization. These statements are subject to significant uncertainties, including, among others, the outcome of the court-supervised bidding and auction process; the possibility that a higher or better competing bid may be selected; the ability to obtain required court and bank regulatory approvals; the satisfaction of closing conditions; the ability to successfully and efficiently integrate the acquired operations and realize anticipated cost savings; the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and changes in regulatory standards and examination policies. Forward-looking statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Any or all of the forward-looking statements in this press release may turn out to be inaccurate, and there can be no assurance that the proposed transaction will be completed on the terms described, or at all. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Thomas Travis
President & CEO
(405) 810-8600